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                                                                      EXHIBIT 16

                           [LETTERHEAD OF ARTHUR ANDERSEN]

September 4, 1997

Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C. 20549


Dear To Whom It May Concern:

We have read and agree with the comments in Sentences 1, 3, 4, and 5 of Paragraph 1 of Item 4 "Changes in Registrant's Certifying Accountant" of Form 8-K of Pioneer Commercial Funding Corp. (the Company). We have also read Sentence 2 of Paragraph 1 and Paragraph 2 of Item 4. We do not know what actions were made by the Board of Directors of the Registrant or the substance of any discussions that might have been conducted between the Registrant and Grant Thornton.

It may be noted that prior to the issuance of our auditor's report on the Company's financial statements for the year ended March 31, 1997, a significant deficiency in internal control was identified. This matter related to insufficient documentation involving the evaluation by the Board and Management and related approval of a loan to an affiliate. The loan was subsequently repaid before its due date and the loan transaction was approved by the unaffiliated members of the Board. In our opinion, this matter did not affect the Company's ability to develop reliable financial statements as of March 31, 1997 and for the year then ended.

Very truly yours,

ARTHUR ANDERSEN, LLP



NF